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                                                                    Exhibit 10.2


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 22, 1997, between KURT ABRAHAMSON, an individual residing at 139 Baltic Street, Brooklyn, New York 11201 (the "Executive"), and Jupiter Communications, LLC, a New York limited liability company having its principal office located at 627 Broadway, New York, New York 10012 (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Executive is currently serving as President and Chief Operating Officer of the Company; and

         WHEREAS, the Company desires to secure for itself the continued availability of the Executive's services; and

         WHEREAS, for purposes of securing for the Company the Executive's services, the managing members of the Company (the "Managing Members") have approved and authorized the execution of this Agreement with the Executive on the terms and conditions set forth herein; and

         WHEREAS, the Company and the Executive desire to provide for the employment of the Executive by the Company on the terms set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained in this Agreement,

         IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Employment and Duties.

         (a) Subject to the provisions of this Agreement, the Company hereby employs the Executive as its President and Chief Operating Officer and the Executive hereby accepts such employment. Subject to the provisions of this Agreement and the authority of the Managing Members, the Executive shall have full duties and responsibilities, with the concomitant powers and authority, consistent with the Executive's position as President and Chief Operating Officer, including, without limitation, the direction of finance, marketing, and administrative operations of the Company; the oversight (in collaboration with the Chairman and Chief Executive Officer of the Company) of the Company's consulting and research business, reviewing all consulting assignments, preparing all proposals, and supervising project management staff; and such additional duties as are consistent with the Executive's experience and background as the Managing Members shall determine from time to time. The Company shall use its best efforts to ensure that the Executive continues to be a Managing Member during the term of this Agreement.



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         (b) The Executive shall devote substantially all of his business time, energies, and attention to the performance of the duties specified in this Agreement. Subject to the foregoing and to the limitations set forth in Section 9(a) of this Agreement, the Company acknowledges that the Executive may engage in personal business and investment activities for his own account, provided that such activities do not interfere with the performance of the Executive's duties under this Agreement. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date hereof, or his service on any other boards and committees of which the Company has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive's services to the Company, provided that such service on boards or committees shall be in compliance with the provisions of
Section 9(a) hereof, as qualified by Section 9(a)(ii)(C).

         (c) The Executive's principal place of employment shall be at the Company's executive offices located at the address first set forth above, or at such other location as the Company and the Executive may mutually agree upon. It is hereby mutually agreed that if the Company opens an office in the San Francisco, California metropolitan area, Executive will be assigned to such office.

         (d) The Executive shall at all times, and to the best of his ability, use his best efforts to promote and advance the best interests of the Company and to perform all of his obligations under this Agreement.

Section 2. Term.

         The initial term of this Agreement and the Executive's employment by the Company hereunder shall commence as of the date of this Agreement and shall continue, subject to earlier termination in accordance with the provisions of this Agreement, until December 31, 1999 (the "Initial Term"). Upon ninety (90) days written notice to the Company prior to the expiration of the Initial Term or the first Renewal-Term (as hereinafter defined), the Executive shall have the right to extend the term of this Agreement for an additional one-year period (the "Renewal Term"). The Executive is entitled to up to two (2) Renewal Terms. The Term of this Agreement shall include the Initial Term and all Renewal Terms.

Section 3. Compensation.

         (a) Salary.

                  (i) For all of the services to be rendered by the Executive hereunder, the Company shall pay to the Executive a salary at an annual rate equal to One Hundred Fifty-Five Thousand Dollars ($155,000) per annum, subject to adjustment as provided herein. The annual salary payable under this Section 3(a) shall be paid in approximately equal installments in accordance with the Company's customary payroll procedures and withholding obligations.


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                  (ii) During the 60-day period preceding the end of each fiscal year during the Term, commencing with the fiscal year ending December 31, 1998, the parties will negotiate in good faith to increase Executive's salary for the succeeding fiscal year so that Executive's total cash compensation is substantially the same as the total cash compensation paid by companies comparable to the Company to executives with experience and responsibilities comparable to the Executive's; provided, however, that such salary levels shall not be lower than those set forth on Schedule 3 attached hereto and made a part hereof; provided, further, (a) that if a "Minimum Revenue Target" (as set forth on Schedule 3 hereof) is not achieved for a fiscal year during the term hereof, then the Executive's salary for the succeeding fiscal year shall not be increased without the consent of Gartner Group, Inc. ("Gartner"), and (b) in no event shall the salary for any fiscal year be increased above the respective amount set forth in Schedule 3 without Gartner's approval. The salary levels agreed to pursuant to the preceding sentence will become effective as of the commencement of the upcoming fiscal year. In no event shall the Executive's initial salary or any increased salary be reduced absent mutual agreement of the parties.

         (b) Bonus.

                  In addition to the salary provided under Section 3(a) of this Agreement, the Executive shall receive a bonus for each fiscal year of the Company as follows: (i) the amount of Thirty Thousand Dollars ($30,000) for the fiscal year ending December 31, 1997, and (ii) for each fiscal year thereafter, the amount indicated on Schedule 3 attached hereto and made a part hereof, based on the attainment of the "Revenue Targets" set forth on such Schedule 3. The "Revenue Targets" may be increased or reduced from time to time if agreed in writing by the Company and the Executive, provided that any such adjustments shall be approved by Gartner. A "Revenue Target" shall be attained if the "Adjusted Gross Revenues" (as hereinafter defined) of the Company meets or exceeds the indicated amount. As used herein, "Adjusted Gross Revenues" shall mean gross revenues of the Company less the sum of all write-offs taken, or reserves created, for bad debts during such fiscal year. All computations of Adjusted Gross Revenues hereunder shall be made by the Company in accordance with generally accepted accounting principles, consistently applied. In the event that the Executive is in the Company's employ for less than a full fiscal year, and is entitled to a bonus for that year as provided in this Agreement, then the bonus payable for such year shall be pro-rated. The bonus shall be paid in cash within ninety (90) days following the end of the fiscal year for which such bonus is payable.

         (c) Options.

                  (i) The Managing Members of the Company shall have the right to cause the Company to grant to the Executive at any time or from time to time options to purchase additional units of membership interests in the Company (the "Options") in such amounts and on such terms as the Managing Members shall determine, with the approval of Gartner; provided, however, that Gartner's approval shall not be required for the issuance of Options to the Executive (A) in an amount not to exceed the number of Options granted to the most senior executive or employee of the Company who has received Options of the Company ("Other Options") (exclusive of "one-time"



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grants of Options issued in connection with the initial hiring of an executive)
and (B) on terms no more favorable than the Other Options.

         (d) All references in this Agreement to required consents or approvals by Gartner shall only apply so long as Gartner continues to have a membership interest in the Company with a sharing ratio (as defined in the Company's Third Amended and Restated Operating Agreement) of no less than 16%.

Section 4. Benefits.

         (a) Employee Benefits. Except as otherwise provided in this Agreement, the Executive shall be treated as an executive and an employee and shall have the right to participate in and receive benefits under life, health (including hospitalization, medical, and major medical), dental, accident, and long term disability insurance plans, pension, profit sharing, incentive compensation plans or programs (whether or not employee benefit plans or programs), and any stock option and appreciation rights plan, employee stock ownership plan, and restricted stock plan, as may from time to time be maintained by, or cover employees or executives of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Company's customary practices. The benefits and entitlements which the Company currently provides to its executives are described on Schedule 4(a) hereto.

         (b) Expenses. The Executive is authorized to incur reasonable expenses for promoting the business of the Company and as may be reasonably necessary to enable the Executive to perform his duties hereunder including, without limitation, expenses for entertainment, travel, and similar items. The Company shall pay or reimburse the Executive for such expenses after the presentation by the Executive, from time to time, of itemized accounts of such expenditures in the form then required by the Company for such accounting. Payments or reimbursements will be made within the time period in which the Company routinely makes such payments or reimbursements to its employees, but in no event later than thirty (30) days after the submission of itemized accounts. The Company shall provide the Executive with a credit card and the Executive shall be entitled to the use of such card for the Company's business.

         (c) Electronic Equipment. The Company shall purchase or lease for the Executive's exclusive use and pay or reimburse the Executive for the payment of all charges relating to (i) a personal computer for Executive's use outside of the Company's offices, (ii) a cellular telephone, and (iii) a beeper. Such personal computer, cellular telephone, and beeper shall be selected by the Executive.

         (d) Working Facilities. The Company shall provide the Executive at the Executive's principal place of employment with a private office, secretarial services, and other support services, equipment, and facilities suitable to the Executive's position with the Company and necessary or appropriate in connection with the performance of the Executive's assigned duties under this Agreement.



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         (e) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation each year, to be scheduled on reasonable notice to the Company.

Section 5. Representations and Warranties of the Executive.

         The Executive represents and warrants that he (a) is subject to no currently existing agreement which would interfere with his entering into this Agreement; (b) has made no commitment of any kind inconsistent with the provisions of this Agreement and his duties hereunder; and (c) is under no disability of any kind which would prevent him from entering into this Agreement and performing all of his obligations hereunder.

Section 6. Termination of Employment with Company Liability.

         (a) Permitted Termination. In the event that Executive's employment with the Company shall terminate during the Term on account of:

                  (i) The discharge of the Executive by the Company for any reason other than for "cause" (as defined in Section 7(a) hereof); or

                  (ii) The Executive's voluntary resignation from employment with the Company within ninety (90) days of the occurrence of any of the following:

         (A) If the Company, without the Executive's consent thereto or as otherwise permitted herein, (x) materially changes the Executive's duties, responsibilities, authority, or positions as provided in this Agreement such that the change represents a demotion to a position below "Senior Management" (as herein defined), or (y) reduces Executive's base salary or reduces the bonus payable to Executive below the amounts set forth in Section 3(a) or 3(b) (as applicable) or Schedule 3 hereof, other than across the board reductions effectuated with respect to senior level executives and employees as a result of fiscal constraints; or

         (B) If the Executive ceases to be a Managing Member without the Executive's consent; or

         (C) If the Company experiences a Change in Control;

(each of the foregoing, a "Permitted Termination"), then the Company shall provide the benefits and pay to the Executive (or his estate, as applicable) the amounts set forth under Section 6(b) of this Agreement; provided. however. that if the Company in good faith disputes that Section 6(a)(ii) applied to a resignation by the Executive, the Company shall not be obliged to provide to the Executive the amounts set forth under Section 6(b) of this Agreement until resolution has been reached on whether such resignation falls within Section 6(a)(ii). For purposes hereof, a "Change in Control" shall mean (i) the acquisition by any individual, entity or group (within the meaning of



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Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of membership interests (or equivalent equity securities should the Company not be a limited liability company) of the Company where such acquisition causes such Person to own membership interests (or such equivalent equity securities) having a sharing ratio (or equivalent equity interest) equal to or greater than 50%; provided that such Person does not include the Executive, Eugene DeRose or Gartner; or
(ii) the approval by the members of the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company; provided, however, that if the Executive consents to, or abstains from, any vote with regard to any such change, then such change shall not be deemed to be a "Change in Control". For purposes hereof, "Senior Management" shall mean the positions of Chairman and Chief Executive Officer or President and Chief Operating Officer or senior executive positions of equivalent responsibility and authority.

         (b) Payments on Permitted Termination. Upon termination of the Executive's employment with the Company under circumstances described in Section 6(a) of this Agreement, and subject to the provisions of such Section 6(a), the Company shall pay and provide to the Executive (or, in the event of the Executive's death, to the Executive's estate):

                  (i) the Executive's earned but unpaid salary as of the date of termination of the Executive's employment with the Company, along with all outstanding amounts due to the Executive under this Agreement (including reimbursement of all business expenses); and except as provided in Section 6(b)(ii), the provision of such other insurance (including COBRA) and disability benefits, if any, to which the Executive is entitled as a former employee under this Agreement and the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company.

                  (ii) in lieu of any monetary payments to which the Executive may be entitled under any severance pay plan, program, or policy, the following amounts:

                  (A) within thirty (30) days following the Executive's termination of employment with the Company, a lump sum cash payment, in an amount equal to the present value of fifty percent (50%) of the salary that the Executive would have earned at the rate in effect as of the date of termination (in accordance with Section 3(a)) if the Executive had continued working for the Company for a period of eighteen months following the date of termination at the same annual rate, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded monthly (or the compounding period corresponding to the Company's regular payroll periods with respect to its officers, if not monthly); and

                  (B) the Company shall continue to pay Executive fifty percent (50%) of the salary that Executive would have earned at the rate in effect as of the date of termination (in accordance with Section 3(a)), if the Executive had continued working for the Company during such eighteen


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month period at the same annual rate, such salary to be paid in accordance with the Company's normal payroll procedures and withholding obligations;

such payments pursuant to clauses (A) and (B) above to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination hereof; provided, however, that if the termination is pursuant to Section 6(a)(i) where the termination occurs within twelve (12) months following a "Change in Control" or pursuant to Section 6(a)(ii)(C), the amount and duration of the payments under this Section 6(b)(ii)(A) and (B) shall be adjusted (and, if the remaining unexpired Term (including the Renewal Terms) is greater than eighteen months, shall be increased) as follows, subject to the provisions of Section 6(b)(iv): the payments shall be calculated to compensate the Executive as if the Executive had continued working for the Company during the remaining unexpired Term (including the Renewal Terms) at the annual salary rate set forth above and all references in clauses (A) and (B) to "eighteen months" shall be changed to "the remaining unexpired Term (including the Renewal Terms)";

         (iii) the following amounts:

         (A) within thirty (30) days following Executive's termination of employment with the Company, a lump sum cash payment in an amount equal to the present value (determined at the discount rate set forth in subparagraph (ii) hereof), of fifty percent (50%) of the payments that would have been made to the Executive under Section 3(b) hereof if the Executive had continued working for the Company for a period of eighteen months following the termination of his employment and had earned an annual bonus payment for each fiscal year calculated, (x) in case of a termination occurring during fiscal year ending December 31, 1997 in the amount of $30,000 per annum, and (y) in the case of a termination occurring during any fiscal year ending December 31, 1 998 through 2001, determined by the annual bonus payment based on the intermediate "Revenue Target" for the fiscal year in which the termination occurs as set forth in
Schedule 3; and

         (B) the Company shall pay to the Executive in cash fifty percent (50%) of the bonus payments that would have been paid to Executive under Section 3(b) hereof if the Executive had continued working for the Company during such eighteen month period and had earned an annual bonus payment for each fiscal year calculated, as set forth in clause (A) hereof, such bonus payments to be payable at the times specified in the last sentence of Section 3(b) hereof;

provided, however, that if the termination is pursuant to Section 6(a)(i) where the termination occurs within twelve (12) months following a "Change in Control" or pursuant to Section 6(a)(ii)(C), the amount and duration of the payments under this Section 6(b)(iii)(A) and (B) shall be adjusted (and, if the remaining unexpired Term (including the Renewal Terms) is greater than eighteen months, shall be increased) as follows, subject to the provisions of Section 6(b)(iv): the payments shall be calculated to compensate the Executive as if the Executive had continued working for the Company during the remaining unexpired Term (including the Renewal Terms) and was entitled to the annual bonus calculated as set forth above based on the year in which termination occurs, for each fiscal



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year during such period, and all references in clauses (A) and (B) to "eighteen months" shall be changed to "the remaining unexpired Term (including the Renewal Terms)";

         (iv) In the event that a termination of employment occurs pursuant to
Section 6(a)(i) where the termination occurs within twelve (12) months following a "Change in Control," or pursuant to 6(a)(ii)(C) of this Agreement, in either case with less than one year remaining in the unexpired Term (including, for these purposes, the Renewal Periods), then in lieu of the payments and benefits which the Company shall pay or provide pursuant to Section 6(b) (or as otherwise specified herein), the Company shall pay to the Executive (or his estate, as applicable), within thirty (30) days following his termination of employment, the following severance payments:

                  (A) the amounts set forth in Section 6(b)(i); plus

                  (B) a lump sum cash payment in an amount equal to one year of the Executive's salary at the base salary in effect as of his termination as set forth in Section 3(a); plus

                  (C) a lump sum cash payment in an amount equal to one hundred percent (100%) of the annual bonus payment that would have been paid to the Executive had he continued working for the Company for a one year period following the date of termination of his employment, calculated as provided in clauses (x) and (y) of Section 6(b)(iii)(A) hereof.

         (c) Option Treatment on Permitted Termination. On a Permitted Termination, the Executive shall have a period of 30 days thereafter to exercise all vested Options. All non-vested Options shall become null and void upon any such termination of employment.

         (d) Stipulation. The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment pursuant to Section 6(a) are not capable of accurate measurement as of the date of this Agreement and that the payments and benefits contemplated by
Section 6(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages.

Section 7. Termination without Additional Company Liability.

         In the event that the Executive's employment with the Company shall terminate during the Term on account of:

         (a) Cause. The discharge of the Executive for "cause" which, for purposes of this Agreement, shall mean: (i) fraudulent or dishonest action by the Executive in the performance of his duties under this Agreement; (ii) the willful continued failure by the Executive to substantially perform his duties hereunder or his willful misconduct that causes material harm to the Company or the Executive's failure to comply with the rules and policies of the Company disseminated from time to time, which is not cured within 15 business days of the Company's written notice specifying



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the alleged breach with reasonable particularity; (iii) the conviction of, or plea of nolo contendere by, the Executive of any felony involving an act of moral turpitude or otherwise relating directly or indirectly to the business or reputation of the Company; or (iv) drug or other substance abuse that interferes in any material respects with the performance of the Executive's duties under this Agreement;

         (b) Voluntary Resignation. The Executive's voluntary resignation from employment with the Company for reasons other than those specified in Section 6(a)(ii);

         (c) Death. The Executive's death; or

         (d) Disability. A determination by the Company that the Executive is incapacitated or disabled and as a result thereof is unable to perform the Executive's material duties hereunder for six consecutive months, or an aggregate of six months during any nine consecutive month period;

         then the Company shall have no further obligations under this Agreement, other than (i) the payment to the Executive (or, in the event of the Executive's death, to his estate) of (A) the Executive's earned but unpaid salary as of the date of termination of the Executive's employment; and (B) in the event of a termination on account of the Executive's death or disability, the Executive's earned but unpaid bonus as of the date of the Executive's termination, pro-rated for the fiscal year during which the Executive's termination occurs (based on the number of days the Executive was in the Company's employ during such fiscal year) if the date of termination is other than the last day of a fiscal year; and (ii) the provision of such other insurance (including COBRA) and disability benefits, if any, to which the Executive is entitled as a former employee under this Agreement and the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company. All vested Options issued under Section 3(c) hereof shall survive and may be exercised for a period of 30 days after such termination, or 90 days in the event of the Executive's death or disability unless earlier expiring pursuant to their terms. All non-vested Options shall become null and void upon any such termination of this Agreement.

Section 8. Severance at Expiration of Term.

         In the event that the Executive has extended the Term for two Renewal Terms and, at the expiration of the second Renewal Term, the Executive's employment is not continued by the Company for any reason, then the Company shall pay to the Executive (or the Executive's estate, as applicable) the Executive's earned but unpaid salary as of the date of the termination of the Executive's employment and the Executive's earned but unpaid bonus as of the date of the Executive's termination, pro-rated for the fiscal year during which the Executive's termination occurs (based on the number of days the Executive was in the Company's employ during such fiscal year) if the date of termination is other than the last day of a fiscal year; shall provide to the Executive all of the insurance (including COBRA) and disability benefits, if any, to which the Executive is entitled as a former employee under this Agreement, and the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the



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Company; and, in addition, shall pay the Executive the severance payments set forth in Section 6(b)(iv) of this Agreement. All vested Options issued under
Section 3(c) hereof shall survive and may be exercised for a period of 30 days after such termination, unless earlier expiring pursuant to their terms. All non-vested Options shall become null and void upon such severance.

Section 9. Covenants.

         (a) Non-competition.

         (i) In General. (A) The Executive hereby covenants and agrees that, during the Term and for a period of two (2) years following the termination of his employment, he will not, without the written consent of the Company, engage or be otherwise directly or indirectly interested in any way, whether as an officer, director, stockholder (other than a stockholder of less than 2% of the stock of a publicly traded company), partner, member, principal, agent, employee, consultant, owner, or otherwise, in any business in the United States which is in direct competition with the business conducted by the Company.

         (B) The Executive further covenants and agrees that, during the Term and for a period of two (2) years following the termination of his employment, whether upon expiration of the Term or otherwise, he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, (x) contact or solicit the business of any customers or prospective customers (namely, prospects whose business was actively solicited by the Company) for purposes in direct competition with the business conducted by the Company; or (y) cause or induce any customer, potential customer, employee or consultant to terminate or fail to continue a relationship with the Company. For purposes hereof, all references to customers and prospective customers shall mean those who were customers or prospective customers at any time during the twelve (12) months prior to the occurrence of any of the activities described in clause (x) or (y) of this Section 9(a)(i)(B).

         (ii) Exceptions.

                  (A) In the event that the Executive's employment is terminated on account of disability as provided in Section 7(d) of this Agreement, this Section 9(a) shall not prevent the Executive from accepting any position or performing any services if (1) he first offers, by written notice, to accept a similar position with, or perform similar services for, the Company on substantially the same terms and conditions and (2) the Company declines to accept such offer within ten (10) days after such notice is given.

                  (B) The Company understands that the Executive owns an equity interest in Pseudo Programs, Inc. ("PPI") and agrees that such business interest and activities may continue during and after the Term and shall not be deemed to violate the provisions of Section 9(a) hereof, so long as the business of PPI does not materially change in such a way so as to compete directly with the business conducted by the Company.



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         (b) Restrictions on Offers of Employment. The Executive covenants and agrees that during the Term and for a period of one (1) year after the termination of his employment, whether upon expiration of the Term or otherwise, the Executive will not directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, solicit or offer employment to or employ persons who at termination were, or at any time during the preceding six
(6) months prior thereto had been, known to be in the employ of the Company, without the Company's written consent which can be withheld within the Company's sole discretion.

Section 10. Confidentiality; Proprietary Information.

         (a) Unless he obtains the prior written consent of the Company (which consent shall not be unreasonably withheld), the Executive shall keep confidential and shall refrain from using for the benefit of any person or entity other than the Company or any entity which is a subsidiary of the Company, any material document or information obtained from the Company in the course of his employment concerning its properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this
Section 10 shall prevent the Executive, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

         (b) The Executive acknowledges that during the course of his employment with the Company he may develop or otherwise acquire papers, files or other records, whether in human or machine readable form, involving or relating to confidential or secret processes, formulas, discoveries, inventions, machinery, plans, design information of any kind, devices, material, research, new product development, customers or customer lists. All such papers, files, disks, and other records shall be the exclusive property of the Company and shall, together with any and all copies thereof, be returned to the Company upon Executive's termination of employment.

Section 11. Injunctive Relief.

         The Executive agrees that his violation or threatened violation of any of the provisions of Sections 9 and 10 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of said provisions, the Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such party from any violation or threatened violation of these provisions and compelling the Executive to comply with these provisions. This Section 11 shall not affect or limit, and the injunctive relief provided in this Section 11 shall be in addition to, any other remedies available to the Company at law or in equity. In the event an injunction is issued against any such conduct by the Executive, the period referred to in Section 9 of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) month from the date a final judgment enforcing such provisions is entered and the time for appeal has lapsed.

Section 12. Indemnification and Attorneys' Fees.

         The Company shall provide the Executive with payment of legal fees and indemnification for claims and liabilities arising out of or related to his employment with the Company to the maximum extent permitted by the New York Limited Liability Company Law. If the Executive is the prevailing party in an action, suit, or proceeding to enforce the terms of this Agreement, the Company shall indemnify and hold the Executive harmless against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any such action, suit, or proceeding.

Section 13. Survival of Covenants.

         The covenants and agreements of the Executive and the Company as set forth in Sections 9, 10, 11, and 12 of this Agreement survive any termination of this Agreement, except as otherwise expressly provided.

Section 14. Applicable Law.

         This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts executed and to be performed wholly within such State. Each party hereby (a) consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Agreement, (b) agrees that any process in any action commenced in such court under this Agreement may be served upon the Executive personally, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon the Executive in New York City in addition to any other method of service permitted by law, and (c) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

Section 15. Notices.

         All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 15. Notices shall be effective when received and shall in any event be deemed to have been received and to be effective (i) on the date of personal delivery or telecopy or, (ii) if sent by certified or registered mail, return receipt requested, on the fifth (5th) business day after the date of mailing, or (iii) if sent by overnight courier, on the first business day following the date of deposit with the courier. Notices shall be sent to the parties at their respective addresses set forth at the beginning of this Agreement or by telecopier, to the Company at
(212) 780-

6075 or to the Executive at (212) 539-1784. Notices to the Company shall be address to the attention of the person executing this Agreement on behalf of the Company. Either party may, by like notice, change the address, person, or telecopier number to which notice shall be sent.

Section 16. Miscellaneous.

         (a) Severance Payments. The severance and other payments and benefits to which the Executive is entitled under Sections 6, 7 and 8 hereof constitute the only compensation to which the Executive is entitled in the event of the termination of his employment with the Company.

         (b) Entire Agreement. This Agreement together with the confidentiality provisions of the Company's Third Amended and Restated Operating Agreement constitutes the entire agreement of the Company and the Executive as to the subject matter hereof, superseding all prior written and prior or contemporaneous oral understanding or agreements, including any previous employment agreements, or understandings with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment, or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (c) Assignment; Parties in Interest. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the Executive and his legal representatives and heirs and the Company and any successor or successors of the Company by reorganization, merger, or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such legal representatives or heirs of the Executive or successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Executive. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         (d) Partial Invalidity.

         (i) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court having jurisdiction may reduce the scope of any provision of this Agreement so that it complies with applicable law.

                  (ii) In addition to, and not in limitation of, the provisions of Section l6(d)(i) of this Agreement, the parties agree that the restrictive covenant contained in Section 9(a) of this Agreement is reasonable, both in time and geographical scope, and in Section 9(b) is reasonable as to time, in order to protect the Company and its business. The parties further agree that such restrictive covenant is a material inducement for the Company's entering into this Agreement and that the Company would not execute this Agreement without the inclusion of such covenant. The parties hereby agree that if any court or other tribunal of competent jurisdiction determines that the restrictive covenant contained herein is unenforceable, then such restrictive covenant shall be deemed to be modified to the maximum legally permissible time, geographical area, and scope in accordance with the determination by the court or other tribunal and shall remain in full force and effect.

         (e) Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         (g) Acknowledgment. The Executive acknowledges that he has had the opportunity to be represented by separate counsel in connection with the negotiation, execution and delivery of this Agreement and has consulted with such advisers as he has deemed appropriate in connection with this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

JUPITER COMMUNICATIONS, LLC


By:      /s/ Eugene DeRose                      /s/ Kurt Abrahamson
         -----------------                      -------------------
         Name:  Eugene DeRose                   Kurt Abrahamson
         Title:  CEO

                                   SCHEDULE 3

                             Minimum Salary Payable

         -------------------------    --------------------   -------------------   ----------------------
             Fiscal Years ending
            December 31, 1997 and      Fiscal Year ending     Fiscal Year ending    Fiscal Year ending
              December 31, 1998         December 31, 1999     December 31, 2000      December 31, 2001
         -------------------------    --------------------   -------------------   ----------------------
                  $155,000                  $172,500               $192,500              $215,000
         -------------------------    --------------------   -------------------   ----------------------





                                 Bonus Payable*

 Fiscal Year ending December        Fiscal Year ending           Fiscal Year ending           Fiscal Year ending
           31, 1998                  December 31, 1999            December 31, 2000            December 31, 2001
---------------------------        --------------------         --------------------         --------------------
                                   Revenue                      Revenue                      Revenue
Revenue Target       Bonus         Target         Bonus         Target         Bonus         Target         Bonus
---------------------------        --------------------         --------------------         --------------------
$13MM**              $50,000    $20MM**           $67,500    $28MM**           $85,000    $37MM**           $102,500

$16MM***            $100,000    $23MM***         $135,000    $31MM***         $170,000    $40MM***          $205,000

$18MM               $150,000    $26MM            $202,500    $34MM            $255,000    $43MM             $307,500

*        Fiscal Year ending December 31, 1997 Bonus: $30,000

**       Minimum Revenue Targets for purposes of Section 3(b)(ii).

***      Intermediate Revenue Targets for purposes of Section 6(b)(iii).

                                  SCHEDULE 4(a)

                           Jupiter Communications, LLC
                              Schedule of Benefits


Standard Company Benefits:

Medical Insurance: Oxford (Freedom Plan)
Dental Insurance: Oxford (Premium Plan)

Long Term Disability:      First Fortis, providing benefits equal to 60% of
                           salary
Short Term Disability:     First Fortis
Life Insurance:            First Fortis, in an amount equal to $15,000
AD&D:                      First Fortis

401(k) plan, with Company matching 25% of contributions.

Additional Executive Benefits:

Supplemental Long Term Disability coverage, from The Equitable.